Exhibit 10.02


                            TECHNOLOGY SALE AGREEMENT

THIS AGREEMENT dated for reference the 20 day of February, 2002.

BETWEEN:
                   WILLIAM BAUMGARTNER,
                   of  Unit 11 - 1126 Osprey Lane,
                   13th Avenue, Invermere,
                   British Columbia V0A 1K0
                   (hereinafter referred to as "Inventor")

OF THE FIRST PART

AND:

                   ESSENTIAL INNOVATIONS TECHNOLOGY CORPORATION, a company duly incorporated under the laws of the State of Nevada, and having its registered office at One East First Street, Reno, Nevada, U.S.A., 89501
                   (hereinafter referred to as "Essential")

OF THE SECOND PART

WHEREAS:

A. Inventor has filed a Provisional Patent Application with the United States Patent and Trademark Office in regard to a "Device for Intensive Aeration of Waste Water" (herein the "Aeration Technology");

B. Essential is desirous of obtaining the worldwide rights to the Aeration;

C. Inventor has agreed to transfer all his right, title and interest in the Aeration Technology, including any patents now or hereafter granted in any country, free and clear of all liens, charges and encumbrances, subject to the grant of a royalty to him;

D. The parties wish to enter into this Agreement to set forth their respective rights and obligations.

         NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants, terms and conditions contained herein, the parties covenant and agree with each other as follows:

ARTICLE I - Definitions

         1.01 In this Agreement the following words, phrases and expressions shall have the following meanings:

         (a) "Aeration Technology" means a process for, inter alia, the efficient oxygenation of a liquid, such as waste water, or bio-mass in municipal waste treatment plants, and for which a Provisional patent Application has been filed in the United States Patent and Trademark Office, a true copy of which application is attached hereto as Schedule "A", and:

                  (i) any patent or patents now or hereafter granted in regard thereto, including any and all renewals, divisions, continuations, continuations-in-part, reissues, extensions or additions of or to the aforesaid patent; and

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                  (ii)     all designs, improvements, discoveries, concepts,
                           ideas, knowledge and inventions, whether or not capable of industrial or intellectual property protection under any applicable legislation, made or conceived or reduced to practice by the Inventor, his employees, agents or independent contractors or consultants retained by him;

         (b) "Gross Sales Proceeds" means the actual gross proceeds received by Essential from third parties in the sale, licensing, franchising or exploitation of the Aeration Technology less any administrative costs, direct costs or marketing costs or deductions in regard thereto; and

         (d) "Know-how" means the technical information, knowledge and expertise concerning the design, construction, operation and use of the Aeration Technology, and all feasibility studies, design engineering, construction drawings and operational knowledge and conditions, plus all knowledge and information in regard to the marketing of products derived from the Aeration Technology.


ARTICLE 2 - SALE OF AERATION TECHNOLOGY AND ROYALTY INTEREST

         2.01 Inventor hereby sells, transfers, assigns and conveys to Essential all right title and interest in and to the Aeration Technology.

         2.02 The parties shall co-operate in the development and marketing of the Aeration Technology and in such regard shall inform each other of all Know-how.

         2.03 In consideration of the transfer of his interest in and to the Aeration Technology Inventor shall be entitled to receive and Essential shall pay to him a royalty of one percent (1%) of Gross Sales Proceeds (the "Royalty").

         2.04 Payment of Royalty: The Royalty shall be calculated on a calendar quarter basis and paid, without set-off or counterclaim, for each quarter within 30 days of the end of such quarter. Any amounts not paid within 30 days shall bear interest, calculated from the end of the quarter for which such payment was due, at the prime lending rate charged by the Royal Bank of Canada to its most credit worthy customers plus two percent (2%). To the extent that the revenue received by Essential for the sale of the Aeration Technology or other applications of the technology is in a form other than the lawful currency of the United States of America, the Royalty shall be paid to Inventor in the lawful currency of the United States of America based on published foreign exchange rates (as constituted on the last day of the applicable quarter) reasonably designated by Inventor. Essential shall be responsible for maintaining books and records which accurately document its revenues and the Royalty.

         2.05 Report of Aeration Technology Sales: Within 30 days following the close of the first calendar quarter in which there are any revenues generated from the Aeration Technology, Essential shall provide Inventor with a written report showing the sales in such quarter and the amount of Royalty payable with respect thereto, certified by the accountant for Essential. Thereafter, within 30 days following the close of each calendar quarter, Essential shall provide Inventor with a written report showing the amount of sales in such quarter and the amount of Royalty payable with respect thereto.

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         2.06 Examination of Books and Records: Upon the written request of
Inventor and, except as otherwise provided below, at Inventor's expense, Essential shall allow and make available (during reasonable times and with reasonable advance notice so as to minimize interference with Essential's business operations) its books and records to be examined and audited by an independent firm of chartered accountants appointed for the purpose of determining compliance with Royalty obligations under this Agreement. If such audit discloses any discrepancy in the amount of Royalty paid, the appropriate adjustment shall be made immediately thereafter. To the extent of an overpayment, the amount due from Inventor shall be deducted from future payments. In the event that any such examination or audit shall determine that the Royalty actually paid for any period was less than 95% of the amount properly payable, or was greater than the amount that should have been paid, Essential shall pay the reasonable expenses actually incurred by Inventor in connection therewith, in addition to all previously unpaid Royalties. Inventor and its representatives shall not use or disclose such books and records, nor any of the specific information contained therein, to any third parties except as reasonably necessary if Essential is in breach of this Agreement.

ARTICLE 3 - PATENT TRANSFERS

         3.01 Essential shall be entitled to a transfer of any patents issued and the right to receive and apply for any future patents and to utilize and exploit the Aeration Technology throughout the world.

ARTICLE 4 - PATENTS AND TRADEMARKS

         4.01 Inventor warrants, represents and covenants with Essential that the Inventor is the owner of the Aeration Technology and technical information, theory, knowledge, process and expertise concerning the design, construction and use of the Aeration Technology and that he has the right to sell, transfer, assign and convey the rights to the Aeration Technology to Essential.

         4.02 Any modification, improvement or variance of the Aeration Technology created through the efforts of Inventor and which is patentable may be patented by Inventor but such application and any subsequent patent therefore shall form part of the Aeration Technology.

         4.03 Essential shall pay and be responsible for any maintenance fees payable to the United States Patent and Trademark Office and shall be responsible for the same in any jurisdiction in which it elects to apply for patent protection and which may be required to maintain any patents hereafter issued during the term of this Agreement.

         4.04 Inventor agrees to use his best efforts to obtain a United States patent for the Aeration Technology and in such regard agrees to diligently proceed with the prosecution of the patent application and to respond in a timely manner to all "Office Actions" received from the United States Patent and Trademark Office.

         4.05 Inventor agrees to cooperate fully with Essential in the filing of all necessary documents and applications to protect the Aeration Technology in such other jurisdictions as Essential may consider appropriate.

ARTICLE 5 - INFRINGEMENT

         5.01 If a patent is issued for the Aeration Technology and subsequent thereto any person other than Inventor, Essential or an authorized licensee of Essential, is utilizing technology which appears to infringe any patents or trademarks issued with respect to the Aeration Technology Essential shall at its expense take all reasonable steps to terminate or enjoin the apparent infringement thereof and the Inventor agrees to cooperate in such proceedings and perform all acts and execute all documents, and participate in any suit to terminate or enjoin such infringement as may be necessary or desirable, and in such event any damage award or settlement shall enure to the sole benefit of Essential.

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         5.02 If Essential fails to comply with article 5.01 aforesaid within sixty (60) days after receiving written notice from Inventor of such apparent infringement, then Inventor shall have the right to take all steps, proceedings and actions in his own name and sole discretion as he may deem advisable to terminate or enjoin the apparent infringement and in such event Essential hereby transfers and assigns to Inventor all claims, actions or right to action to institute any suit and shall cooperate and participate in any such suit or proceedings to terminate or enjoin such infringement, and in such event any damage award or settlement shall enure to the sole benefit of Inventor.

ARTICLE 6 - NON COMPETITION

         6.01 Inventor shall not market, sell or distribute or utilize the Aeration Technology, whether as an individual, with a firm, association, syndicate, corporation, partnership or other enterprise, whether as principal, agent, shareholder, officer, director, employee, or in any manner whatsoever or permit its name to be used or employed with any such business.

ARTICLE 7 - WARRANTIES AND REPRESENTATIONS OF INVENTOR

         7.01 Inventor warrants and represents to Essential as follows:

         (a) he has developed the Aeration Technology and owns, possesses and has title to such and all documentation, designs, flowsheets and related materials free and clear of all liens, charges and encumbrances ;

         (b) he has not granted or agreed to grant any license or right or entered into any other agreement whereby he is obliged to give any other person, firm or corporation any rights to utilize or sell the Aeration Technology; and

         (c) this Agreement has been duly and properly executed by him and is binding upon him.

ARTICLE 8 - WARRANTIES AND REPRESENTATIONS OF ESSENTIAL

         8.01 Essential warrants and represents to Inventor as follows:

         (a) Essential is a company duly incorporated under the laws of Nevada in good standing in accordance with the laws of such jurisdiction and shall remain so during the term of this Agreement;

         (b) it shall use its best and reasonable efforts to utilize and exploit the Aeration Technology in accordance with the terms and conditions of this Agreement;

         (c) it shall comply with all applicable laws, orders and regulations relating to the utilization of the Aeration Technology and, where required by applicable laws, become registered in such jurisdictions where it may exploit the Aeration Technology; and

         (d) all projects utilizing the Aeration Technology shall be done in a professional manner that maintains the reputation and integrity of Inventor and the Aeration Technology.

ARTICLE 9 - GENERAL PROVISIONS

         9.01 This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the parties agree that any legal proceedings for the enforcement of any rights or obligations under this Agreement or arising therefrom shall be commenced and prosecuted in the Supreme Court of British Columbia at Vancouver, British Columbia.

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         9.02 Any notice required or permitted to be given hereunder shall be in writing and shall be delivered personally or mailed by registered mail, postage prepaid, to the parties at their addresses set out on the first page hereof or such other address as a party may advise the other in writing, and any such notice shall be effective on the date of receipt thereof.

         9.03 This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

         IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first written above.

SIGNED, SEALED AND DELIVERED by     )
WILLIAM BAUMGARTNER in the          )
Presence of                         )
                                    )
                                    )
/s/ Jason McDiarmid                 )        /s/ William Baumgartner
---------------------------------   )       ------------------------------
Signature                           )        WILLIAM BAUMGARTNER
                                    )
Jason McDiarmid                     )
---------------------------------   )
Name                                )
                                    )
1839 Laronde Dr.                    )
---------------------------------   )
Address                             )
                                    )
S. Surrey / B.C. V4A 8R6            )
---------------------------------   )
                                    )
President                           )
---------------------------------   )
Occupation                          )


THE CORPORATE SEAL of               )
THE ESSENTIAL INNOVATIONS           )
TECHNOLOGY CORPORATION was          )
affixed hereto in the presence of:  )
                                    )                  C/S
/s/ Jason McDiarmid                 )
---------------------------------   )
Authorized Signatory                )
                                    )
President                           )
---------------------------------   )